Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 7 to the Schedule 13D

Nature of the Transaction	Amount of Securities (Sold)	Price ($)	Date of Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(455,419)	10.6450	05/09/2025
Sale of Common Stock	(68,702)	10.8720	05/09/2025

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(84,107)	10.6450	05/09/2025
Sale of Common Stock	(12,688)	10.8720	05/09/2025

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Stock	(44,449)	10.6450	05/09/2025
Sale of Common Stock	(6,705)	10.8720	05/09/2025

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(104,769)	10.6450	05/09/2025
Sale of Common Stock	(15,805)	10.8720	05/09/2025

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Common Stock	(136,730)	10.6450	05/09/2025
Sale of Common Stock	(20,626)	10.8720	05/09/2025